Exhibit 99.1
FOR IMMEDIATE RELEASE
Primus Guaranty Reports Third Quarter 2009 Financial Results
•	GAAP net income available to common shares was $461.5 million, or $11.14 per diluted share, primarily due to positive changes in the fair value of Primus Financial’s credit swap portfolio

•	Economic Results was a loss of $(9.6) million, chiefly comprised of credit swap premium revenue of $21.9 million, offset by credit swap termination fees of $21.5 million and operating expenses

•	At September 30, 2009, Economic Results book value per common share was $9.14, not including anticipated future premiums on the Primus Financial portfolio of approximately $200 million
Hamilton, Bermuda — November 4, 2009 — Primus Guaranty, Ltd. (“Primus Guaranty” or “the Company”) (NYSE:PRS) today announced GAAP net income available to common shares of $461.5 million, or $11.14 per diluted share, for the third quarter of 2009, compared with GAAP net loss available to common shares of $(390.2) million, or $(8.63) per diluted share, for the third quarter of 2008.
Economic Results
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the Company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit default swaps (“CDS” or “credit swaps”). Therefore, the Company evaluates what its financial results would have been if it (1) excluded from revenue the amounts of any unrealized gains and losses on Primus Financial Products, LLC and its subsidiary (“Primus Financial”)’s portfolio of credit swaps sold and (2) excluded from revenue any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken to offset credit risk). It refers to this evaluation as its “Economic Results.” Economic Results also includes provisions for credit events caused by downgrades below CCC/Caa2 (S&P/Moody’s) on CDS on asset-backed securities (“ABS”). The Company believes that quarterly fluctuations in the fair market value of Primus Financial’s CDS portfolio have little or no effect on the Company’s operations and that Economic Results provides a useful, alternative view of the Company’s economic performance.
For the third quarter of 2009, Economic Results was a loss of $(9.6) million, or $(0.23) per diluted share, compared with an Economic Results loss of $(62.1) million, or $(1.37) per diluted share, for the third quarter of 2008. Economic Results primarily was driven by credit swap premium revenue of $21.9 million, offset by credit swap termination fees of $21.5 million and operating expenses of $11.2 million.

“Our third quarter performance benefited from improving conditions in the credit markets and solid progress toward our 2009 strategic business objectives,” said Thomas W. Jasper, Chief Executive Officer. “In the credit protection business, we continued to actively manage the amortization of Primus Financial’s credit swap portfolio by completing two significant credit mitigation transactions during the quarter. These transactions are expected to reduce the net risk in Primus Financial’s credit swap portfolio and preserve capital for our shareholders. In asset management, we acquired and integrated CypressTree Investment Management into Primus Asset Management. We are currently working on additional acquisitions to grow assets under management, as well as the launch of new investment vehicles.”
Acquisition of CypressTree Investment Management
On July 9, 2009, Primus Asset Management, Inc. (“Primus Asset Management”), a wholly owned subsidiary of the Company, acquired CypressTree Investment Management, LLP (“CypressTree”) and increased its assets under management by approximately $2.4 billion. CypressTree operates as a wholly owned subsidiary of Primus Asset Management, which now manages eight Collateralized Loan Obligations (CLOs), five Collateralized Swap Obligations (CSOs) and separately managed accounts.
Third Quarter GAAP Revenues
GAAP revenues for the third quarter of 2009 were $475.5 million, compared with $(380.5) million for the third quarter of 2008. GAAP revenues during the third quarter of 2009 primarily were driven by a net unrealized mark-to-market gain of $471.5 million on Primus Financial’s credit swap portfolio, offset by swap termination fees of $21.5 million related to the credit mitigation transactions in Primus Financial’s credit swap portfolio. GAAP revenues during the third quarter of 2008 primarily were driven by a net unrealized mark-to-market loss of $(327.6) million and realized credit event losses of $84.4 million.
Primus Financial’s credit swap premium income for the third quarter of 2009 was $21.9 million, compared with $24.4 million for the third quarter of 2008. The decline in credit swap premiums was attributable to the reduction in notional of Primus Financial’s credit swap portfolio to $19.6 billion on September 30, 2009 from $22.9 billion on September 30, 2008. Premium income associated with Primus Financial’s credit swap transactions with Lehman Brothers Special Financing Inc. (“LBSF”), a counterparty which has filed for bankruptcy, has been excluded from the third quarter of 2009 and 2008.
Asset management fees for the third quarter of 2009 from eight CLOs and five CSOs were $1.3 million, compared with $1.1 million for the third quarter of 2008. The increase in fee income was attributable to the addition of CypressTree’s CLOs and CSOs. The increase in fee income was partially offset by the reduction in subordinated fees from certain CLOs under management, as the fees have been deferred pending the cure of certain tests within the CLOs.

Interest income for the third quarter of 2009 was $1.2 million, compared with $6.2 million for the third quarter of 2008. The decrease in interest income was primarily the result of a decline in short-term interest rates and lower investment balances. The average yield in the third quarter of 2009 decreased to 0.67% from 2.77% in the same quarter of 2008. Average investment balances were $730.5 million in the third quarter of 2009, compared with $898.4 million in the third quarter of 2008. The decrease in investment balances principally was attributable to payments made as a result of credit events during second half of 2008 and disbursements for the Company’s debt and common equity repurchase programs.
During the third quarter of 2009, the Company recognized a gain on the retirement of long-term debt of $643 thousand from the purchase of debt issued by Primus Guaranty, Ltd. During the third quarter of 2009, the Company paid $618 thousand to retire $1.2 million in face value of its 7% Senior Notes. Since the inception of the debt purchase program in 2008 through September 30, 2009, the Company has paid $11.5 million to retire $30.4 million in face value of its 7% Senior Notes.
Third Quarter Economic Results Revenues
Economic Results revenues for the third quarter of 2009 were $4.4 million, compared with $(52.4) million for the third quarter of 2008. Please refer to “Regulation G and Other Disclosure” below for the reconciliation between GAAP revenue and Net Economic Results.
Third Quarter Operating and Financing Expenses
Operating expenses, excluding financing costs, were $11.2 million for the third quarter of 2009, compared with $4.3 million for the third quarter of 2008. The increase in operating expenses mainly was attributable to a higher provision for incentive compensation and higher legal and professional fees associated with the CypressTree acquisition and the repositioning of Primus Financial’s credit swap portfolio.
Financing costs, which include debt interest expense and distributions on preferred securities, were $2.8 million for the third quarter of 2009, compared with $5.4 million for the third quarter of 2008. The decrease in financing costs primarily was attributable to lower London Interbank Offered Rates (“LIBOR”) and a reduction in consolidated debt and preferred securities outstanding. The blended average financing rate on Primus Guaranty’s debt and Primus Financial’s debt and preferred securities was 3.14% in the third quarter of 2009, compared with 5.06% in the third quarter of 2008. The consolidated average balance of debt and preferred securities outstanding during the third quarter of 2009 was $350.4 million, compared with $425.0 million outstanding during the third quarter of 2008.
Nine Months Ended September 30 GAAP Revenues
GAAP revenues for the nine months ended September 30, 2009 were $1.2 billion, compared with losses of $(755.6) million for the same period of 2008. During the first nine months of 2009, credit spreads tightened substantially as the global credit markets recovered, which resulted in a net unrealized mark-to-market gain on Primus Financial’s portfolio of credit swaps. The unrealized mark-to-market gain in Primus Financial’s portfolio was $1.1 billion for the nine months ended September 30, 2009, compared with a net unrealized mark-to-market loss of $(769.8) million for the same period of 2008.

During the first nine months of 2009, GAAP revenues included credit event losses and credit mitigation costs from early termination of single name credit swaps in Primus Financial’s portfolio of $31.3 million, which comprised $9.8 million from single name corporate credit events and $21.5 million from credit swap termination fees. Credit event losses and credit mitigation costs from early termination of credit swaps in Primus Financial’s portfolio were $85.3 million for the same period in 2008.
Credit swap premium income for the nine months ended September 30, 2009 decreased to $66.6 million, compared with $78.9 million for the same period of 2008. The decline in credit swap premiums was attributable to the reduction in notional of Primus Financial’s credit swap portfolio to $19.6 billion on September 30, 2009 from $22.9 billion on September 30, 2008.
Asset management fees for the nine months ended September 30, 2009 were $2.1 million, compared with $3.3 million for the same period of 2008. The decline in fee income was attributable to the reduction in subordinated fees from certain CLOs under management, as the fees have been deferred pending the cure of certain tests within the CLOs. In the nine months ended September 30, 2009, the Company recorded an impairment charge of $761 thousand on its investment in the subordinated notes of the Primus CLOs it manages.
Interest income for the nine months ended September 30, 2009 was $4.7 million, compared with $21.7 million for the same period of 2008. The decrease in interest income was driven primarily by lower investment yields and lower investment balances. The average yield in the first nine months of 2009 decreased to 0.85% from 3.30% for the same period of 2008. Average investment balances were $737.2 million for the first nine months of 2009, compared with $877.9 million for the same period of 2008.
Nine Months Ended September 30 Economic Results Revenues
Economic Results revenues for the nine months ended September 30, 2009 were $69.8 million, compared with $20.6 million for the same period in 2008. Please refer to “Regulation G and Other Disclosure” below for the reconciliation between GAAP revenue and Net Economic Results.
Economic Results revenues for the nine months ended September 30, 2009 included provisions of $15.2 million for credit events caused by downgrades below CCC/Caa2 (S&P/Moody’s) on CDS on ABS in Primus Financial’s credit swap portfolio, compared with provisions of $189 thousand for the same period of 2008.
Nine Months Ended September 30 Operating and Financing Expenses
Operating expenses, excluding financing costs, were $28.0 million for the nine months ended September 30, 2009, compared with $24.1 million for the same period of 2008. The increase in operating expenses mainly was attributable to increased compensation expenses and expense from the acquisition of CypressTree.
Financing costs, which include debt interest expense and distributions on preferred securities, were $9.8 million for the nine months ended September 30, 2009, compared with $18.0 million for same period of 2008. The decrease in financing costs primarily was a result of lower LIBOR rates and a reduction in consolidated debt and preferred securities outstanding. The blended average financing rate on Primus Guaranty’s debt and Primus Financial’s debt and preferred securities was 3.52% in the nine months ended September 30, 2009, compared with 5.64% in the same period of 2008.

Balance Sheet
At September 30, 2009, total assets, on a GAAP basis, were $774.0 million, compared with $794.2 million at December 31, 2008.
At September 30, 2009, GAAP shareholders’ deficit of Primus Guaranty, Ltd. was $(635.0) million, compared with $(1.8) billion at December 31, 2008.
Economic Results shareholders’ equity was $363.4 million at September 30, 2009, compared with $329.3 million at December 31, 2008. Economic Results book value per share issued and outstanding was $9.14 at September 30, 2009, compared with $8.07 at December 31, 2008.
Total cash, cash equivalents and investments at September 30, 2009 were $747.5 million, of which $690.5 million was held by Primus Financial.
Net unrealized losses on credit swaps, at fair value on Primus Financial’s portfolio, were $1.0 billion at September 30, 2009, compared with $2.2 billion at December 31, 2008. The consideration of Primus Financial’s nonperformance risk resulted in a reduction to the fair value of Primus Financial’s credit swap liabilities of $283.8 million and $1.3 billion at September 30, 2009 and December 31, 2008, respectively, in the condensed consolidated statements of financial condition.
Credit Swap Portfolio — Primus Financial
At September 30, 2009, the notional principal of Primus Financial’s consolidated credit swap portfolio totaled $19.6 billion, comprising $14.6 billion of single name credit swaps, $5.0 billion of bespoke tranches and $38.7 million of CDS on ABS. At December 31, 2008, Primus Financial’s portfolio of credit swaps sold totaled $22.5 billion. At September 30, 2009, the portfolio had a weighted average premium of 42.4 basis points, a weighted average credit rating of A-/Baa3, and an average remaining tenor of 2.5 years. Weighted average original premiums noted in this press release exclude Primus Financial’s credit swap transactions with LBSF, which declared bankruptcy following the end of the Company’s third quarter of 2008. Primus Financial did not transact any new single name, tranche or CDS on ABS credit swap transactions in the third quarter of 2009.
Share Buyback Program
During the third quarter of 2009, the Company purchased and retired approximately 950,000 shares of its common equity at a cost of approximately $3.2 million. Since the inception of the buyback program in 2008 through September 30, 2009, the Company has purchased 6.5 million shares of its common equity at a cost of approximately $8.3 million.
Credit Mitigation Transactions
During the third quarter of 2009, Primus Financial completed two sizeable credit mitigation transactions with its significant counterparties. During the third quarter of 2009, Primus Financial paid $21.5 million to the counterparties, a significant discount to the carrying value of the counterparty’s portfolios at the time of the transactions, to terminate certain reference entities which Primus Financial concluded had a high risk profile, including certain financial guarantors.

Earnings Conference Call
Primus Guaranty will host a conference call on Wednesday, November 4, 2009, at 11 a.m. Eastern Time to discuss its third quarter 2009 financial results. A copy of this press release and the financial supplement, including additional credit swap portfolio and historical data, will be available in the Investor Relations section of the Company’s Web site, located at www.primusguaranty.com, prior to the call.
The conference call will be available via live or archived webcast at http://ir.primusguaranty.com/ or by dialing 866.783.2143 (domestic)/ 857.350.1602 (international), Passcode 96510987.
A replay of the call will be available from Wednesday, November 4, 2009, at 2 p.m. Eastern Time until Wednesday, November 25, 2009, at 5 p.m., Eastern Time. To listen to the replay, dial 888.286.8010 (domestic) or 617.801.6888 (international), Passcode 50511279.
About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company with operations in New York, Boston and London. Through its subsidiaries, the company is a leading manager of corporate credit assets and provider of credit protection. Primus manages assets in structured credit funds and operating companies, across a range of asset classes — including investment grade, high yield and leveraged loans — using both cash and synthetic instruments.
Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the Company’s actual results please refer to the risk factors identified from time to time in the Company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

Primus Guaranty, Ltd.
Condensed Consolidated Statements of Financial Condition
(in thousands except share amounts)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$568,684	$280,912
Investments	178,779	486,870
Accrued interest receivable	1,763	3,704
Accrued premiums and receivables on credit swaps	2,383	2,764
Unrealized gain on credit swaps, at fair value	670	—
Fixed assets and software costs, net	2,525	3,308
Debt issuance costs, net	4,896	6,153
Goodwill	3,922	—
Intangible assets, net	4,290	—
Other assets	6,047	10,520

Total assets	$773,959	$794,231

Liabilities and Equity (deficit)
Liabilities
Accounts payable and accrued expenses	$2,592	$1,737
Accrued compensation	4,374	1,768
Unrealized loss on credit swaps, at fair value	1,027,166	2,173,461
Payable to broker for securities transactions	20,433	—
Payable for credit events	840	3,186
Long-term debt	252,910	317,535
Other liabilities	7,532	979

Total liabilities	1,315,847	2,498,666

Equity (deficit)
Common shares, $0.08 par value, 62,500,000 shares authorized, 39,737,639 and 40,781,538 shares issued and outstanding at September 30, 2009 and December 31, 2008	3,179	3,263
Additional paid-in capital	284,003	281,596
Accumulated other comprehensive income (loss)	1,272	908
Retained earnings (deficit)	(923,444)	(2,088,723)

Total shareholders’ equity (deficit) of Primus Guaranty, Ltd.	(634,990)	(1,802,956)
Preferred securities of subsidiary	93,102	98,521

Total equity (deficit)	(541,888)	(1,704,435)

Total liabilities and equity (deficit)	$773,959	$794,231

Primus Guaranty, Ltd.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues
Net credit swap revenue (loss)	$471,835	$(387,683)	$1,154,599	$(780,308)
Asset management and advisory fees	1,270	1,096	2,076	3,276
Interest income	1,218	6,212	4,716	21,725
Gain on retirement of long-term debt	643	—	39,591	—
Impairment losses on available-for-sale investments	—	—	(761)	—
Other income (loss)	548	(140)	3,022	(267)

Total revenues (losses)	475,514	(380,515)	1,203,243	(755,574)

Expenses
Compensation and employee benefits	6,418	1,739	15,699	13,894
Professional and legal fees	2,253	796	5,631	3,100
Depreciation and amortization	344	336	853	999
Technology and data	847	854	2,397	2,865
Interest expense	2,026	3,974	7,094	12,838
Other	1,352	596	3,398	3,219

Total expenses	13,240	8,295	35,072	36,915

Income (loss) before provision for income taxes	462,274	(388,810)	1,168,171	(792,489)
Provision for income taxes	5	12	152	61

Net income (loss)	462,269	(388,822)	1,168,019	(792,550)
Distributions on preferred securities of subsidiary	726	1,397	2,740	5,144

Net income (loss) available to common shares	$461,543	$(390,219)	$1,165,279	$(797,694)

Income (loss) per common share:
Basic	$11.54	$(8.63)	$28.82	$(17.65)
Diluted	$11.14	$(8.63)	$28.26	$(17.65)
Weighted average common shares outstanding:
Basic	39,999	45,230	40,430	45,187
Diluted	41,414	45,230	41,238	45,187

Regulation G and Other Disclosure
Economic Results
September 30, 2009
(Unaudited)
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the Company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit default swaps (“CDS” or “credit swaps”). Therefore, the Company evaluates what its financial results would have been if it (1) excluded from revenue the amounts of any unrealized gains and losses on Primus Financial Products, LLC and its subsidiary (“Primus Financial”)’s portfolio of credit swaps sold and (2) excluded from revenue any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken to offset credit risk). It refers to this evaluation as its “Economic Results.” Economic Results also includes provisions for credit events caused by downgrades below CCC/Caa2 (S&P/Moody’s) on CDS on asset-backed securities (“ABS”). The Company believes that quarterly fluctuations in the fair market value of Primus Financial’s CDS portfolio have little or no effect on the Company’s operations and that Economic Results provides a useful, alternative view of the Company’s economic performance.
Economic Results per Diluted Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in 000's except per share amounts)	2009	2008	2009	2008
GAAP Net income (loss) available to common shares	$461,543	$(390,219)	$1,165,279	$(797,694)
Adjustments:
Less: Change in unrealized fair value of credit swaps sold (gain) loss by Primus Financial	(471,450)	327,646	(1,146,964)	769,770
Less: Realized gains from early termination of credit swaps sold by Primus Financial	—	(4)	—	(28)
Add: Amortization of realized gains from the early termination of credit swaps sold by Primus Financial	339	466	1,100	1,746
Less: Provision for CDS on ABS credit events	—	—	(15,242)	(189)
Add: Reduction in provision for CDS on ABS credit events upon termination of credit swaps	—	—	27,628	4,875

Net Economic Results	$(9,568)	$(62,111)	$31,801	$(21,520)

Economic Results earnings per diluted share	$(0.23)	$(1.37)	$0.77	$(0.48)
Economic Results weighted average common shares — diluted	41,414	45,230	41,238	45,187
Economic Results Book Value per Share

	September 30,	December 31,
	2009	2008

GAAP Shareholders’ equity (deficit) of Primus Guaranty, Ltd.	$(634,990)	$(1,802,956)
Adjustments:
Add: Accumulated other comprehensive (income) loss	(1,272)	(908)
Less: Unrealized fair value of credit swaps sold (gain) loss by Primus Financial	1,026,497	2,173,461
Less: Realized gains from early termination of credit swaps sold by Primus Financial	(33,574)	(33,574)
Add: Amortized realized gains from the early termination of credit swaps sold by Primus Financial	32,319	31,219
Less: Provision for CDS on ABS credit events	(65,451)	(37,992)
Add: Reduction in provision for CDS on ABS credit events upon termination of credit swaps	39,844	—

Economic Results Shareholders’ Equity	$363,373	$329,250

Economic Results book value per share issued and outstanding	$9.14	$8.07
GAAP book value per share issued and outstanding	$(15.98)	$(44.21)
Common shares issued and outstanding	39,738	40,782

Primus Guaranty, Ltd.
GAAP Net Credit Swap Revenue and Economic Results Revenue
September 30, 2009
(Unaudited)
GAAP Net Credit Swap Revenue

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in 000's)	2009	2008	2009	2008
Net credit swap revenue components
Credit swaps sold — single name (Primus Financial)
Net premium income	$16,613	$18,959	$50,830	$62,652
Realized gains	—	4	25	28
Realized losses	(20,914)	(86,611)	(30,764)	(87,511)
Change in unrealized gains/(losses)	214,080	(103,202)	530,763	(368,590)
Credit swaps sold — tranches (Primus Financial)
Net premium income	5,200	5,202	15,431	15,472
Change in unrealized gains/(losses)	261,924	(226,310)	596,448	(395,299)
Credit swaps undertaken to offset credit risk (Primus Financial)
Net premium income (expense)	(13)	(45)	11	(27)
Net realized gains (losses)	(586)	2,192	(586)	2,196
Change in unrealized gains/(losses)	(795)	1,241	(1,543)	1,995
Credit swaps sold — ABS (Primus Financial)
Net premium income	85	262	316	815
Realized losses	—	—	(27,628)	(4,875)
Change in unrealized gains/(losses)	(3,759)	625	21,296	(7,876)
Net credit swaps (PRS Trading/ Harrier)	—	—	—	712

Net credit swap revenue (loss)	$471,835	$(387,683)	$1,154,599	$(780,308)

Reconciliation from GAAP Revenue to Economic Results Revenue

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in 000's except per share amounts)	2009	2008	2009	2008
GAAP revenue	$475,514	$(380,515)	$1,203,243	$(755,574)
Adjustments:
Less: Change in unrealized fair value of credit swaps sold (gain) loss by Primus Financial	(471,450)	327,646	(1,146,964)	769,770
Less: Realized gains from early termination of credit swaps sold by Primus Financial	—	(4)	—	(28)
Add: Amortization of realized gains from the early termination of credit swaps sold by Primus Financial	339	466	1,100	1,746
Less: Provision for CDS on ABS credit events	—	—	(15,242)	(189)
Add: Reduction in provision for CDS on ABS credit events upon termination of credit swaps	—	—	27,628	4,875

Economic Results Revenue	$4,403	$(52,407)	$69,765	$20,600

Operating expenses	11,214	4,321	27,978	24,077
Financing costs	2,752	5,371	9,834	17,982
Income tax expense (benefit)	5	12	152	61

Net Economic Results	$(9,568)	$(62,111)	$31,801	$(21,520)